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                                                         EXHIBIT  5.1

                          KILPATRICK STOCKTON LLP
                           1100 Peachtree Street
                                Suite 2800
                       Atlanta, Georgia 30309-4530
                              (404) 815-6175

                              October 3, 1997

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington, D.C. 20549

ATTENTION:  FILING DESK

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 (the "Registration Statement") filed by Apple South, Inc. (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 357,600 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock").

     In rendering the following opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, agreements, corporate records, certificates of public officials, and instruments as we have deemed necessary or appropriate for the purposes of this opinion. In making such examination, we have assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

     Based on the foregoing, and upon such investigation as we have deemed necessary, it is our opinion that the Shares have been legally issued and are fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus which is a part of the Registration Statement.

                              Sincerely,

                              KILPATRICK STOCKTON LLP

                              By: /s/  Larry D. Ledbetter
                                 ------------------------------
                                  Larry D. Ledbetter